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News Release For further information contact: Raphael Gross / Sheryl Freeman of ICR 203-682-8253 / 646-277-1284

Dave & Buster’s Entertainment, Inc. Appoints Jennifer Storms to Board of Directors

DALLAS, TX — (Globe Newswire) — April 14, 2016 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of dining and entertainment venues, today announced that Jennifer Storms has been appointed to the Company's Board of Directors as an independent director, effective April 13, 2016. Dave & Buster’s Board of Directors now consists of eleven members inclusive of her appointment.

Ms. Storms has served as Chief Marketing Officer for NBC Sports Group since October 2015, overseeing all marketing efforts for NBC Sports Group assets and leading The NBC Sports Agency. Prior to that, she was Senior Vice President of Global Sports Marketing at PepsiCo, Inc. where she developed and implemented an integrated global sports strategy across PepsiCo’s entire portfolio, including 22 flagship global billion-dollar brands. Previous to that role, Ms. Storms led sports strategy and property management for PepsiCo-owned Gatorade, where she managed the brand’s relationship with five professional sports leagues, college programs nationwide and many high-profile individual athletes.

Before joining PepsiCo in 2009, she served in various marketing and programming leadership positions at Turner Broadcasting Systems and Turner Sports. During her fourteen year tenure at Turner, Ms. Storms held a succession of positions that culminated with her role as Senior Vice President of Turner Sports Marketing & Programming. She began her career as the International Games preparation liaison for the United States Olympic Committee.

For three consecutive years, Ms. Storms was named to SportsBusiness Journal’s “Forty Under 40” list, earning her an induction into the award’s Hall of Fame. In 2008, she was also named one of the “Marketers of the New Generation” by Brandweek.

Ms. Storms holds a Bachelor’s degree from Northwestern University, and has been a guest speaker at the Kellogg School of Management.

“Jennifer’s track record of success within the sports marketing industry and her experience gleaned from senior roles across a variety of high-profile organizations makes her ideally suited to join our board of directors. Her expertise will be invaluable to us as we look to strengthen our positioning as the true 'one of a kind' dining, entertainment, and sports viewing destination,” said Alan J. Lacy, Chairman and Lead Independent Director.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 83 venues in North America that combine dining and entertainment and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada and signed a seven-store master development agreement for the Middle East.